FAX (303) 623-4258

621 SEVENTEENTH STREET	SUITE 1550	DENVER, COLORADO 80293	TELEPHONE (303 623-9147

Exhibit No. 23.1

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

As independent petroleum and natural gas consultants, we hereby consent to the reference of our name in the Report on Form 10-K for the year ending December 31, 2008 of Rockies Region 2006 Limited Partnership (the “Partnership”). We have no interest of a substantial or material nature in the Partnership, or in any affiliate. We have not been employed on a contingent basis, and we are not connected with the Partnership, or any affiliate as a promoter, underwriter, voting trustee, director, officer, employee or affiliate.

/s/ Ryder Scott Company, L.P.
RYDER SCOTT COMPANY, LP

Denver, Colorado
March 30, 2009

1100 LOUISIANA, SUITE 3800	HOUSTON, TX 77002-5218	TEL (713 651-9191	FAX (713) 651-0849
1100 530-8TH STREET, S.W.	CALGARY, ALBERTA T2P 2W2	TEL (403) 262-2799	FAX (403) 262-2790